Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Administrative Committee

PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan

I consent to the incorporation by reference in the registration statements (No. 333-42627, No. 333-45517 and No. 333-65620) on Forms S-8 of PAULA Financial and subsidiaries of my report dated June 24, 2004 on the Plan’s statement of net assets available for plan benefits of  PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan as of December 31, 2002, which report appears in the December 31, 2003 annual report on Form 11-K of PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan.

/s/ Peter T. Manahan
Certified Public Accountant

Covina, California
June 25, 2004